Exhibit 99.1

Nexeo Solutions Announces Successful Completion of Archway Sales, Inc. Acquisition

Nexeo Solutions Continues to Build Capability in Specialty Chemicals

THE WOODLANDS, TX U.S.A. — April 1, 2014 - Nexeo Solutions, a leader in chemical distribution, announced that it has successfully completed the acquisition of Archway Sales, Inc. and JACAAB, LLC (“Archway”).  This acquisition reflects Nexeo Solutions’ continued focus and commitment to expand its presence in specialty chemicals.

This acquisition creates a strong market position through superior service and a comprehensive product offering.  The combined capability of Nexeo Solutions and Archway creates a full line distributor and a true leader in the CASE (coatings, adhesives, sealants and elastomers) industry.

“We see this acquisition as a union of strengths,” says Nexeo Solutions’ President and CEO, David Bradley.   “Archway has a very strong sales force and excellent brand equity in the marketplace, which will maximize our opportunities for growth.”

David Baumstark will serve as President and will continue to lead the business and operations out of its existing facilities.

About Nexeo Solutions

Nexeo Solutions is the largest global chemical, plastics, and composites distributor with a centralized business model.  With operations worldwide, Nexeo offers over 27,000 products used in a broad cross section of industries, including construction, chemicals manufacturing, energy, paints and coatings, automotive, healthcare, marine, and personal care. Nexeo distributes these products in North America, EMEA, and Asia. The company provides broad logistics capabilities, in-depth market knowledge, dedicated technical expertise, and Environmental Services. As a private company employing approximately 2,600 employees, Nexeo connects a network of over 1,300 suppliers with a diverse base of more than 29,000 customers. Learn more at www.nexeosolutions.com.

About Archway

Archway is a top chemical distribution company and provider of specialty chemicals with more than 45 years serving customers in the Midwest, Northeast, Central, Southeast, and West regions of the U.S.  With more than 100 employees, Archway operates from their headquarters in St. Louis as well as regional offices in Kansas City, Memphis, Chicago, Ohio, Atlanta, and Elmsford, NY. Focused on specialty products, Archway is a preferred distributor of CASE, Polymers, and other chemical products representing some of the top names in chemical suppliers.

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FOR FURTHER INFORMATION PLEASE CONTACT

Media Relations, Nexeo Solutions

Tel. +1 281 297 0058, Media.relations@nexeosolutions.com

Investor Relations, Nexeo Solutions

Tel. +1 281 297 0850, Investor.relations@nexeosolutions.com